EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

As independent petroleum engineers, we hereby consent to the use of our name included herein or incorporated by reference in this McMoRan Exploration Co. Registration Statement on Form S-3 and to the reference to our estimates of reserves and present value of future net reserves as of December 31, 2003 incorporated by reference therein.

/s/ Ryder Scott Company

RYDER SCOTT COMPANY

PETROLEUM ENGINEERS

Houston, Texas

December 29, 2004